RECEIVABLES FINANCE AGREEMENT

Standard Terms and Conditions for the Purchase of Debts on a Recourse Basis

THIS AGREEMENT is made on August 3, 2010 between: -

1.
Commonwealth Bank of Australia ACN 123 123 124, a company deemed to be incorporated under the Corporations Law of the Australian Capital Territory, of 48 Martin Place, Sydney, (which, together with its successors and assigns from time to time is herein described as the “Bank”), and

2.	the party named as the Client at paragraph 1 of the Schedule.

WHEREAS:-

A.	The Client has requested that the Bank enter into certain arrangements whereby the Bank may purchase Debts of the Client from time to time.

B.	The parties have agreed that where the Bank accepts Offers to purchase Debts from the Client, the following terms and conditions shall apply.

NOW IT IS AGREED as follows: -

1.	Definitions

1.1	In this Agreement: -

“Account Report” means the information agreed to be provided by the Bank to the Client on a monthly basis, the details of which are set out at paragraph 11 of the Schedule;

“Accrued Discount” means the amount of Discount accrued at any time which has not at that time been debited to Funds in Use;

“Assignment” means the purchase by the Bank of any Debt pursuant to this Agreement;

“Assigned” has a corresponding meaning;

“Assignment Notice” means a notice prepared by the Bank, or by the Client at the direction of the Bank, in such form as the Bank may determine, for the purposes of notifying Debtors of Assignments;

“Business Day” means a day which is not a Saturday, a Sunday, a public holiday or a bank holiday in the place where an act is to be done;

“Client Availability” means the amount available to the Client at any time for a Prepayment, calculated in accordance with Clause 7.3;

"Corporations Law" means the Corporations Act 2001 (Cth);

“Cut-Off Date” means, for any month, the date by which the Client must forward to the Bank all information and documents for the posting of Debtors’ ledgers and the dispatch of Debtors’ Statements for that month, which date shall be either the last Business Day of that month, or such other day (as set out at paragraph 10 of the Schedule) as the Bank may allow;

“Debt” means, as the context requires, either: -

(a)          the obligation of a Debtor to make payment in respect of a Sale, or

(b)          the amount due (or which is to become due) under a Sale, or both (a) and (b).

“Debtor” means the person who has the obligation of payment under a Sale;

“Debtor Concentration Limits” means the amounts equivalent to the percentages of Total Outstandings at any time as advised to the Client by the Bank in writing from time to time;

“Debtor Concentration Retention” means an amount of Retention equivalent to 100% of the value of so much of the Approved Debts owing at any time by a Debtor which exceeds the Debtor Concentration Limit for that Debtor. Save in respect of the Commonwealth of Australia, in determining Debtor Concentration Retention, the Bank may aggregate the Approved Debts owing by a Debtor and any Related Person or Entity thereof;

“Debtor Statements” means statements of account for Debtors showing details of payments and outstanding Debts;

"Disclosed" in relation to a Purchased Debt, means that the bank may communicate to the Debtor notice of Assignment at any time;

“Discount” means the amount accruing at the Discount Rate on a daily basis on the debit balance from time to time of Funds in Use;

“Discount Rate” means a percentage rate equivalent to the Bank’s published Overdraft Index Rate as varied from time to time (or any rate charged by the Bank in place of the Overdraft Index Rate), plus the Margin;

"Effective Date" means, in relation to a Purchased Debt, the date on which that Purchased Debt was Assigned or purported to be Assigned to the Bank.

"Funding Limit” means a limit placed by the Bank from time to time on the amount of aggregate Approved Debts due and owing by any Debtor;

“Funds in Use” means the account of the Client with the Bank maintained for the purposes of this Agreement;

“Invoice” includes any document or schedule which is, whether by trade, custom or agreement, evidence of a recoverable Debt owed to the Client;

"Line Fee" is a fee equivalent to a percentage per annum of the facility limit advised to the Client;

“Margin” means the percentage rate as set at paragraph 7 of the Schedule;

“Matured Debt” means a Purchased Debt (whether an Approved Debt or an Unapproved Debt) for which a payment, credit note or similar item has been received, and such payment, credit note or similar item has been reconciled against invoices of the Client;

“Non-Disclosed" in relation to a Purchased Debt means, subject to this Agreement, the Bank will not communicate to the Debtor notice of Assignment;

“Offer” means an offer to the Bank by the Client that the Bank purchase Debts, made in accordance with Clause 2, and “Offered” and "Offering" have corresponding meanings;

"Offer Letter" means the offer letter dated July 8, 2010 made between the Bank and the Client with respect to the receivables finance facility being the subject of this Agreement;

“Offer Statement” means a document prepared by the Client for the purposes of an Offer, containing such information as the Bank may request, and delivered to the Bank in such manner as the Bank may request;

"Permitted Financial Indebtedness" means any financial indebtedness which is not restricted by the Offer Letter;

“Prepayment” means a payment by the Bank to the Client or at the Client’s direction under the terms of this Agreement;

"Proceeds Account" means the account or accounts opened under Clause 11;

“Proscribed Person” means a person who appears to the Bank to be:

(a)	a proscribed person or entity under the Charter of the United Nations Act 1945 (Cth);

(b)	in breach of the laws of any jurisdiction relating to money-laundering or counterterrorism;

(c)	a person with whom dealings are proscribed by the government of a regulatory authority of any jurisdiction; or

(d)	acting on behalf of, or for the benefit of, a person referred to in (a-c) above.

“Purchase Price” means, in relation to a Purchased Debt, the amount of that Debt, less the Service Fee for that Debt;

“Purchased Debt” means a Debt which has been Assigned to the Bank pursuant to this Agreement or a Debt purported to be Assigned to the Bank pursuant to this Agreement but which Assignment was ineffective for any reason;

“Related Body Corporate” means

(a)	in respect of the Client, each of:

(i)	Hudson Highland Group Inc.;

(ii)	Hudson Highland (APAC) Pty Limited;

(iii)	each Subsidiary of Hudson Highland (APAC) Pty Limited that is incorporated in Australia, New Zealand or the United States of America; and

(iv)	any direct or indirect holding company or holding entity of Hudson Highland (APAC) Pty Limited; and

(b)	in respect of any other party or a Debtor, has the same meaning as in the Corporations Law.

“Related Person or Entity” in the case of a body corporate, includes any director, secretary, shareholder or officer thereof, as well as any Related Body Corporate; and, in the case of an individual, any body corporate of which that individual is a director, secretary, shareholder or officer;

“Retention” means the amount which is the aggregate of the following: -

(a)	the amounts determined by applying certain percentages to the amounts of Purchased Debts (as classified and categorised pursuant to this Agreement) as set out at paragraph 6 of the Schedule;

(b)	Accrued Discount;

(c)	Special User Retention; and

(d)	Debtor Concentration Retention.

“Sale” means a concluded transaction made upon credit terms between the Client and any of its Debtors for the provision of goods or equipment of any description, or the provision of services, represented by an Invoice, where the amount payable in respect of which is due, or will be due, under the usual terms and conditions of trading for the Client, or such terms and conditions as are approved by the Bank;

“Schedule” means the Schedule to this Agreement;

“Service Fees” means the amounts charged by the Bank to Funds in Use as consideration for Assignments calculated in accordance with clause 4.2;

“Special User Retention” means a fixed amount (as set out in paragraph 5 of the schedule) agreed between the Client and the Bank for the purposes of securing contingent liabilities, or for such other purposes as may be agreed, which amount shall be included in the calculation of Retention;

“Subsidiary” has the same meaning as in the Corporations Law;

“Total Approved Debts” means the aggregate amount of Approved Debts owing at any time; and

“Total Outstandings” means, at any time, the total sum of Purchased Debts which remains unpaid.

1.2	References to the singular include the plural and vice versa, and words denoting personsinclude: -

(a)	bodies corporate and firms;

(b)	assigns, executors, successors or administrators.

1.3	Clauses 1.1 and 1.2 apply unless the contrary intention permits.

1.4	References to legislation include regulations made under any legislation, and include anyconsolidation of, amendment to, re-enactment or replacement of, any Act or regulations.

1.5	Headings do not affect the interpretation of this Agreement.

1.6	The Schedule forms part of this Agreement.

2.	Offers

2.1	The Client may make Offers at any time during the currency of this Agreement, bydelivering an Offer Statement to the Bank, in such form and in such manner as the Bank may direct.

2.2	Every Offer made by a Client evidenced by an Offer Statement will be made on the termsspecified in this Agreement.

2.3	An Offer Statement shall be constituted of separate Offers for each of the Debts evidencedtherein.

3.	Acceptance

3.1	Assignment shall be signified by the entry of particulars of Debts in the books of the Bank,following the receipt of an Offer Statement.

3.2	All of the Client's right, title and interest to Purchased Debts will pass to the Bank uponAssignment.

3.3

(a)	Subject to Clause 3.3(b), the Bank retains the right not to purchase any Debt Offered. Any Debt not so purchased will be referred to as a Rejected Debt.

(b)	When deciding whether or not to purchase any Debt Offered, the Bank must consider each Debt Offered on an individual basis and act at all times reasonably and in good faith.

3.4
Where required to do so by the Bank, the Client agrees to place payment direction detailson its Invoices and Debtor Statements for Purchased Debts. Such details must be as set out at paragraph 3 of the Schedule, or in such other form as required from time to time by the Bank and notified to the Client in writing.

3.5
Subject to clause 3.2, the Client declares that it will hold all of its right, title and interest to allproceeds of a Purchased Debt received by the Client on trust for the Bank on and from the Effective Date in relation to that Purchased Debt.

4.	Service Fee, Line Fee and Other Charges

4.1	The Client acknowledges that the fees and charges that the Bank may require the Client topay, include (without limitation):-

(a)	Service Fees, including any minimum amount for Service Fees determined by the Bank in accordance with Clause 4A.1;

(b)	a Line Fee;

(c)	Discount, at the Discount Rate, including any minimum amount for Discount determined by the Bank in accordance with Clause 4A.1;

(d)	all bank charges and government duties, relating to payments received by the Bank for Purchased Debts;

(e)
all costs and expenses incurred by the Bank in the preparation of this Agreement, including legal fees and stamp duties together with all costs of the enforcement of this Agreement, and the costs of carrying out any transaction required or contemplated by this Agreement, including duties payable on any assignment or reassignment of Debts;

(f)	the amount of any payment instrument, where such instrument has been dishonoured following payment by a Debtor to the Bank in respect of a Purchased Debt; and

(g)	such other reasonable fees as may be advised by the Bank in writing from time to time.

4.2
The Bank has established certain categories of Debtors as set out at paragraph 4 of theSchedule, for the purposes of determining Service Fees. Subject to Clause 4A.1 in relation to any Purchased Debt, the Service Fee shall be calculated by: -

(a)	the Bank determining to whichever category in paragraph 4 of the Schedule the Debtor belongs; and

(b)	applying the percentage rate set out opposite such category to the amount of the Purchased Debt.

4.3	The Bank may add to or withdraw from the categories of Debtors set out at paragraph 4 ofthe Schedule from time to time upon written notice to the Client.

4.4	The Service Fees are and the Line Fee is due and payable as follows:-

(a)	the Service Fee, immediately upon Assignment; and

(b)	the Line Fee, monthly in advance, on the last Business Day of each month.

To avoid doubt, in the case of the Line Fee, an amount equivalent to one-twelfth of the Line Fee is due and payable in accordance with sub-paragraph 4.4(b) on the last Business Day of each month.

4.5	The Client agrees that the Bank shall be entitled to debit Funds in Use with any moneyspayable by the Client under this Agreement.

4.6	Discount shall be debited to Funds in Use on the last calendar day of each month.

4.7	The Bank is entitled to debit all moneys payable by the Client under this Agreement toFunds in Use.

4A.	Minimum charges

4A.1
If the Bank advises the Client that a minimum amount or amounts for either Service Fees or Discount (or for both Service Fees and Discount) is to apply in relation to any period, the Client will pay to the Bank, as and when directed by the Bank, any such amounts, notwithstanding that the amount of Service Fees or Discount actually charged by the Bank during the relevant period is less than such minimum amount or amounts determined by the Bank for that period. The Client is entitled to deduct or have deducted from such minimum amount any Service Fees or Discount already paid during the relevant period.

4B.	Goods & Services Tax

4B.1
All amounts expressed or determined to be payable by the Client under this agreement, otherwise than by virtue of this clause, are calculated and will be determined exclusive of goods and services tax.

4B.2
On the due date for payment of an amount payable by the Client under this agreement for a taxable supply, the amount the Client must pay to the Bank is the amount derived by multiplying the original amount payable by the formula [1+(the decimal express of the goods and services tax rate imposed under the Goods & Services Tax legislation)].

5.	Retention and Classification of Debts

5.1
The Bank has established various classes of Purchased Debts, for the purposes ofdetermining percentage amounts for Retention, such classes and percentages being set out in paragraph 6 of the Schedule. The parties shall by agreement add to or withdraw such classes of Purchased Debts from time to time.

5.2	The Bank shall classify Purchased Debts, utilising the following classifications and criteria: -

(a)	“Unapproved Debt” in relation to a Debtor, means a Purchased Debt or any part thereof the amount of which exceeds the Funding Limit;

(b)	“Disputed Debt”, means a Purchased Debt where the Debtor disputes the Debt for any reason, or sets up or attempts to set up a set-off or counterclaim;

(c)	“Ineligible Debt” means a Purchased Debt where: -

(i)	the Debtor is a Related Person or Entity of the Client; or

(ii)	the Sale is made upon terms and conditions which are unacceptable to the Bank (acting reasonably); or

(iii)	the Bank classifies the Debt as an Ineligible Debt upon the occurrence of any of the events set out in sub-Clauses 14.1 (a), (b), (c) (d) or (e); with

(d)	all other Purchased Debts being classified asApproved Debts.

5.3	The Client and the Bank acknowledge that: -

(a)	the criteria contained in Clause 5.2 are not exhaustive, and that

(b)	the Bank may only reclassify any Purchased Debt (acting reasonably).

5.4
Approved Debts, Unapproved Debts and Disputed Debts are Debts the amounts of which are, subject to Retention, available for Prepayments; whilst an Ineligible Debt is a Debt the amount of which is not available for Prepayments.

6.	Funding Limits and Debtor Concentration Limits

6.1	The Bank may, at its absolute discretion, establish, vary or cancel Funding Limits from timeto time.

6.2	In relation to any Debtor, the Bank shall have an absolute discretion in determiningwhichever Purchased Debts (or part thereof) are within the Funding Limit.

6.3	All Funding Limits are cancelled forthwith upon termination of this Agreement.

6.4	The Bank may set a Debtor Concentration Limit in respect of any Debtor.

7.	Purchase Price and Prepayments

7.1	Subject to Clause 9.5, the Purchase Price will become payable to the Client upon aPurchased Debt becoming a Matured Debt.

7.2	Notwithstanding the provisions of Clause 7.1, the Bank shall, if requested by the Client atany time, make Prepayments, subject to Client Availability.

7.3	Client Availability at any time shall be calculated as follows: -

(a)	the amount of Total Outstandings, Less

(b)	the sum of Retention and the debit balance of Funds in Use, or, if Funds in Use has a credit balance, then the difference between Retention and such credit balance.

7.4	Prepayments shall be debited to Funds in Use.

7.5
The Client shall only be entitled to any moneys classified as Retention when the Bank hasreceived and reconciled payment of the Debt to which they refer. Such entitlement is recorded by the crediting of the amount received (less the Service Fee) to Funds in Use with a corresponding reduction in Total Outstandings and adjustment to Retention.

7.6	If, at any time, the amount determined by applying Retention to the balance of Funds in Useexceeds Total Outstandings, then the amount of such excess shall be immediately due and payable to the Bank.

7.7	If at any time the balance of Funds in Use is in credit, the Bank may, at its discretion, paysuch credit balance to the Client, without a request from the Client under Clause 7.2.

7.8
Following any request under Clause 7.2, the proceeds of the relevant Prepayment shall,where the Clients' account nominated at paragraph 8 of the Schedule is with the Bank, be credited as cleared funds to that account within one Business Day of such request. If the Client's nominated account is with a financial institution other than the Bank, then such proceeds will be paid to that financial institution for the credit of the Client within one Business Day.

8.	Variation of Retention Percentages, Service Fee and Margin

8.1	The Bank may at its discretion, at any time, vary any of: -
(a)	the percentages for Retention as set out at paragraph 6 of the Schedule; or

(b)	the Service Fees; or

(c)	the Margin, or

(d)	the Line Fee,

to take effect upon 30 days written notice to the Client.

9.	Statements and Collections

9.1	If requested by the Bank to do so at any time, the Client will forward its Debtor Statements(or any other evidence of Debts) to the Bank, in such manner as the Bank may request.

9.2
In the case of Non-Disclosed Debts, the Bank may require the Client to appoint the Bank (orthe Bank’s agent) as the Client’s agent for the purposes of producing and forwarding Debtor Statements. Any such appointment may only be terminated with the approval of the Bank.

9.3
The Bank may collect the proceeds of, and enforce payment of, every Purchased Debt. Inthe event of there being any impediment or defence to the Bank’s rights under this Clause, the Client shall immediately take all steps necessary to remedy or remove any such impediment or defence.

9.4
Notwithstanding the nominations contained in paragraph 9 of the Schedule, the Bank mayfrom time to time at its discretion determine the responsibilities for and the methods of collection and enforcement for Non-Disclosed Debts.

9.5
Without limiting any other provision of this Agreement, if the Client receives any amount inrelation to a Purchased Debt (other than a Prepayment) it must immediately pay that amount into the relevant Proceeds Account.

9.6	The Bank will credit an amount equivalent to the proceeds of Matured Debts to Funds inUse.

9.7
The Bank may engage agents for the purposes of collection action in relation to PurchasedDebts and may institute and conduct legal proceedings whether in its name or the name of the Client, and the Bank shall have full control of such proceedings.

9.8
The Client indemnifies the Bank against all costs and fees (including, without limitation,commissions, legal fees and court costs) expended by the Bank in taking or authorising any collection action or initiating legal process under Clause 9.7.

10.	Reserved Matters

The Client agrees that the Bank may from time to time, and at its discretion, determine which of the Reserved Matters shall be the responsibility of the Client or of the Bank. For the purposes of this Clause, “Reserved Matters” means those matters as set out at paragraph 9 of the Schedule. The Bank’s initial determination as to such responsibilities is set out therein.

11.	Bank Accounts

11.1
The Client authorises the Bank to open accounts with the Bank in the name of the Client for the purposes of paying into such accounts all payments made and all moneys received in respect of Purchased Debts.

11.2	The Client acknowledges that beneficial ownership of Proceeds Accounts is vested in the Bank, and that the Bank shall have the sole right of operation of the accounts.

11.3	All bank fees and government charges relating to the Proceeds Accounts (and transactions on those accounts) are to be borne by the Client.

11.4	The Client will place relevant BSB and account numbers for the relevant Proceeds Account on all Debtor Statements and Assignment Notices as directed by the Bank.

11.5
The Client agrees that the Bank may deposit payments relating to Purchased Debts into a Proceeds Accounts, irrespective of whether such payments include instruments made payable to the Client, and the ClientHEREBY RELEASES AND INDEMNIFIES the Bank from and against all claims, demands, causes of action and suits which it has or may have or, but for the execution of this Agreement would have had, in relation to the Bank effecting deposits of such payments, and applying the proceeds thereof, AND HEREBY FURTHER INDEMNIFIES the Bank against all claims, demands causes of action and suits by any persons asserting rights of ownership over such payments.

12.	Account Report

The Bank will forward the Account Report to the Client within 10 working days of the Cut-Off Date.

13.	Warranties and acknowledgments by the Client

13.1
The Client acknowledges that all information supplied to the Bank whether in an Offer Statement or by any other means, whether orally or in writing, shall be relied upon by the Bank in considering whether to accept any Offer, in classifying any Purchased Debt, or in calculating Retention from time to time.

13.2	The Clientwarrants, acknowledges and agrees that: -

(a)	it has a good, valid and enforceable title in respect of each Debt Offered to the Bank;

(b)	prior to making any Offer, it will have carried out all of its obligations in relation to each Sale, including the delivery of goods, and the performance of services;

(c)	it has or will have observed, in respect of each Sale, all statutory and regulatory requirements in effecting and carrying out such delivery of goods and performance of services;

(d)	the Bank will obtain title to each Purchased Debt free from all encumbrances and equities whatsoever in respect of that Purchased Debt;

(e)
each Sale will have arisen in the ordinary course of business, and has been effected in accordance with the Client’s usual terms and conditions of trading, other than where the Client has varied the usual terms and conditions of a Sale, in respect of which it has, at the time of Offering the Debt to the Bank, advised the Bank of such variation;

(f)
the Client has deducted all deposits, trade discounts and all other allowances and deductions from the price of the goods and/or services being supplied, and the Debtor is liable to pay the face value of each Invoice save for any settlement discount offered;

(g)
to the best of its knowledge, whether actual or constructive, no Debtor is in breach of any of the terms of any Sale, and no Debtor is, nor will any Debtor be, entitled to rescind the Sale, or to make any counter-claim, set-off, defence or other equity in respect of the Sale;

(h)	to the best of its knowledge, whether actual or constructive, no Debtor is insolvent, nor has any Debtor made any payment or arrangement for the benefit of its creditors generally;

(i)	all information (whether contained in an Offer Statement or otherwise, and whether or not such information has been requested by the Bank) presented to the Bank is complete, true and correct;

(j)	it will advise the Bank immediately of all claims and disputes arising out of Sales and of any other matters likely to affect the Bank’s ability to enforce its rights in respect of any Debt;

(k)
it will, in the event that a Debtor has effected any payment relating to a Purchased Debt to an account controlled by the Client, immediately lodge an equivalent amount with the Bank, and will procure that future payments are made by Debtors to the Bank;

(l)
where a Debtor makes a payment on account of general indebtedness such payment will be appropriated firstly, towards Purchased Debts, secondly, towards Funds in Use, with any remaining balance then to be appropriated at the discretion of the Client;

(m)	it will issue and deliver to the Bank forthwith all credit notes required to be issued in respect of any Purchased Debts and will reimburse the Bank forthwith for the amount of such credit notes;

(n)	it will indemnify and keep indemnified the Bank against any claim of whatsoever kind by a Debtor against the Bank arising out of a Sale;

(o)
it will supply to the Bank, as and when the Bank requests, any information or documents which the Bank may reasonably require for the Bank to comply with any applicable laws relating to sanctions, anti-money laundering or counter-terrorism financing, including (without limitation) laws imposing "know your customer" or other identification requirements; and that

(p)
the name of the individual persons given to the Bank as principals, directors or signatories of the Client are true and correct and the Client acknowledges that the law prohibits the use of false names, as well as the giving, use or production of false and misleading information or documents in connection with the provision of financial services and the making, possession or use of a false document in connection with identification procedures.

13.3	The Client further acknowledges and warrants that it will: -

(a)	keep all books and records required by law;

(b)	prepare and forward: -

(i)	within seven days of a request to do so by the Bank, an open item aged Debtors’ analysis or, copies of Debtor Statements, or both, if required by the Bank; or

(ii)	within thirty days of a request to do so by the Bank, its monthly accounts including a balance sheet, profit and loss statement;

(c)
prepare its accounts for each financial year and make the same available to theBank, and, if the Bank requests, together with the accounts of any of Hudson Highland Group Inc., Hudson Highland (APAC) Pty Limited and Hudson Global Resources (NZ) Limited, and deliver to the Bank such reports as the Bank may direct no later than three months after the end of each financial year;

(d)	permit the Bank or its authorised representatives at all reasonable times to enter itspremises for the purposes of inspecting the Client’s books and records;

(e)	prepare and deliver at its expense, copies of such records accounts and books asrequested by the Bank;

(f)	disclose in good faith to the Bank at all times all material matters within itsknowledge relevant to the credit history, credit worthiness or credit standing of Debtors;

(g)
supply the Bank with the financial statements of the Client and any of HudsonHighland Group Inc., Hudson Highland (APAC) Pty Limited and Hudson Global Resources (NZ) Limited in such form and at such times as the Bank may reasonably require;

(h)	advise the Bank forthwith in writing on the happening of any of the following : -

(i)	any event of default as described in Clause 17;

(ii)	any change in the nature of the Client's business;

(iii)	where the Client is a body corporate, any alteration in the shareholding, directors or management of the Client or any Related Body Corporate;

(iv)
any financial obligation or commitment, contingent or otherwise, entered into or agreed to be entered into, for the benefit of any third party, including any Related Person or Entity of the Client, other than any Permitted Financial Indebtedness;

(i)	not make any alteration to its usual terms and conditions of trading without providingat least 7 days notice of its intention to do so in writing to the Bank;

(j)	not do any thing or fail to do any thing which might in any way prejudice thecontinuation in full force and effect of any policy of trade or credit insurance;

(k)	assign to the Bank when requested, all rights and remedies under any policy of tradeor credit insurance in relation to any Purchased Debts;

(l)	advise the Bank (and provide specimen signatures) of all persons authorised to originate Offers and provide instructions to the Bank relating to any matters relevant to this Agreement;

(m)	advise the Bank of the name of any person or body corporate which becomes or ceases to be a Related Body Corporate;

(n)	not assign, transfer or charge its rights and obligations in respect of this Agreement without the prior consent of the Bank obtained in writing; and

(o)
supply to the Bank, when the Bank asks, any information or documents which the Bank may reasonably require for the Bank to comply with any applicable laws relating to sanctions, anti-money laundering or counter-terrorism financing, including (without limitation) laws imposing “know your customer” or other identification requirements.

13.4	The Client agrees that it will only utilise the proceeds of Prepayments for purposes related to its business.

13.5	The Client agrees that, in relation to all records and information (which includes, without limitation, contracts, computer records and software and stock records) pertaining to Purchased Debts: -

(a)
its right title and interest in the same has been charged to the Bank pursuant to a charge dated on or about the date of this Agreement and it will provide to the Bank, at such times requested by the Bank, access to all records and information (which includes, without limitation, contracts, computer records and software and stock records) pertaining to Purchased Debts held by the Client; and

(b)	it will not do any act, nor fail to do any act which would prejudice the rights of the Bank under this Clause.

The Bank’s rights under this Clause shall survive any termination of this Agreement, unless the Bank agrees otherwise, in writing.

13.6
The Client acknowledges that the warranties and acknowledgments in Clause 13.2 are repeated and apply in respect of each Offer made to the Bank during the currency of this Agreement, and shall remain continuing warranties in respect of all Purchased Debts and shall not be terminated, affected or impaired by any termination of this Agreement.

13.7
The Client acknowledges that the Bank may, at its absolute discretion, grant any time, indulgence or forbearance to the Client or a Debtor, and that such granting of time, indulgence or forbearance will not in any way discharge either the Client or Debtor from any liabilities under this Agreement, nor create any estoppel binding on the Bank.

14.	Reassignment and Repurchase

14.1	If in relation to any Purchased Debt: -

(a)	there occurs any breach of warranty under this Agreement by the Client; or

(b)	there occurs a default in the payment of the full amount owing in respect of the Debt by the Due Date; or

(c)	the Debt becomes a Disputed Debt (as defined in clause 5.2(b)); or

(d)	the Client does not approve of the taking of legal action in respect of the Debt, following a request to that effect by the Bank, or where

(e)	this Agreement is terminated for any reason,

then the Bank shall be entitled to either: -

(f)	reassign the Debt to the Client, and the Client shall execute any documents necessary to effect such reassignment; or

(g)	reclassify the Debt as an Ineligible Debt.

For the purposes of this Clause, “Due Date”, in relation to a Purchased Debt, means the date which is 90 days after the end of the month in which the Effective Date for that Purchased Debt occurs.

14.2	The Bank shall also be entitled to exercise its rights of reassignment under Clause 14.1 (e) upon termination of this Agreement for any reason.

14.3
Where the Bank determines to reassign a Debt or reclassify a Debt as an Ineligible Debt, then, upon such reassignment or reclassification, the Bank shall be entitled to be reimbursed for the face amount (“Value”) of such Debt and the Bank may: -

(a)           require the Client to reimburse the Bank forthwith for the Value; or

(b)           may debit Funds in Use for the Value.

14.4	The Client may apply, at any time, to repurchase any Purchased Debt from the Bank, subject to the Bank’s absolute discretion as to whether to allow such repurchase.

14.5	On reassignment or repurchase under this Clause 14: -

(a)	all rights and obligations of the Bank under this Agreement in relation to such Debts shall determine; and

(b)
the proceeds of such Debts are released from the trust established under Clause 3.5 without any further action being taken by the Bank or the Client; the Client may, at any time following reassignment or repurchase Offer such reassigned or repurchased Debts on the same terms and conditions as apply in this Agreement.

15.	Disclosure and Non-Disclosure

15.1	Subject to this Agreement, the Bank may agree to accept Offers from the Client on either a Disclosed or Non-Disclosed basis.

15.2
Where the Bank has determined under this Agreement to require the Client to collect the proceeds of Non-Disclosed Debts, the Client shall at all times act as the Bank may direct, and shall collect and hold all such proceeds on behalf of the Bank, and account for same to the Bank forthwith upon receipt.

15.3	Notwithstanding any other provision of this Agreement, the Bank shall be entitled to issue Assignment Notices to Debtors in respect of Non-Disclosed Debts, immediately upon either:-

(a)           the occurrence of an event of default under Clause 17; or

(b)           the expiry of thirty days notice in writing to that effect to the Client.

15.4	Upon the provisions of Clause 15.3 coming into effect, the Client shall all times render such assistance to the Bank as it reasonably requires to assist in the collection of Non-Disclosed Debts.

16.	Charges and Security

16.1	Apart from any security or charge already consented to by the Bank, the Client warrants that: -

(a)
it has no mortgage over, or fixed or floating charges outstanding on any part of itsassets or undertakings and that it is not a party to any transaction, agreement or arrangement whereby Purchased Debts are or could become subject to any interest or charge or encumbrance of any kind, and the Client will not create any such interest or charge, or enter into any such transaction, agreement or arrangement without the Bank's prior consent in writing; and

(b)	there is no impediment to the Client offering to sell Debts to the Bank from time totime.

16.2
The Client will execute in favour of the Bank, a registered fixed and floating charge and mortgage or such other security as the Bank may require, on terms and conditions acceptable to the Bank, over all or any of the Client’s assets and undertakings as security for the payment of all sums due or becoming due to the Bank by the Client. This Agreement is an agreement to which any such charge or other security extends.

17.	Default

17.1	Without limiting any event of default in any security supporting repayment of any moneys which may become due or owing by the Client under this Agreement, an event of default occurs if: -

(a)	the Client defaults in the due observance and performance of any of the covenants and undertakings in this Agreement;

(b)
where the Client is a body corporate, the Bank in its absolute discretion determines that a material change in the legal and beneficial ownership or control or a Significant Influence (as defined in Accounting Standard AASB 1017: Related Party Disclosures, or any successor to Accounting Standard AASB 1017) of the Client or of a Related Body Corporate of the Client [Note: this change is rejected from the Hudson draft] is not acceptable to the Bank;

(c)
any other events or series of events, whether related or not, occurs (including, without limitation, any material adverse change in the business, assets or financial condition of the Client or any Related Body Corporate of the Client) which, in the opinion of the Bank, renders it less likely that the Client [Note this change is rejected from the Hudson draft] is able to substantially comply with its obligations under this Agreement; or

(d)	the Client, a Debtor, a Related Person or Entity or a person who has authority to act as an agent appears to the Bank to be a Proscribed Person.

17.2
If an event of default occurs under this Agreement or under any security given to the Bank by the Client, the Bank may, at its option, and notwithstanding any delay or previous waiver of the right to exercise such option, immediately declare that: -

(a)           declare that the Client is in default;

(b)           declare that this Agreement or any other Agreement is terminated; and

(c)	refuse to process or complete a Sale or any transaction of the Client’s and/or a Proscribed Person;

(d)	stop payment of funds (including, but not limited to Funds in Use), suspend the provision of a product or service under an Agreement;

(e)	refuse to consent to any dealings with any security by the Client, a Debtor, a Related Person or Entity or any authorised agent; and

(f)	declare that any amounts owing to the Bank under this Agreement are payable immediately.

17.3	Any declaration or action taken under Clause 17.2 does not limit any of the Bank’s rights under any security given by the Client to the Bank.

17.4
Termination of the Agreement will not affect any accrued rights under this Agreement, and the provisions of this Agreement will remain in effect to bind both parties in order to give effect to such accrued rights.

17.5	The Client acknowledges and agrees that it will be liable for any damages, losses, costs orexpenses that the bank reasonably incurs in exercising its rights under clause 17.2.

17.6	The Bank will not be responsible for any loss, liability or costs incurred by the Client if the Client is in default under 17.1(d).

18.	Certification

The Client agrees that a certificate in writing made up from the books of the Bank, and signed by an officer of the Bank of the status of "manager", stating the balances of Funds in Use or Retention shall be sufficient evidence of such balances, and of all other matters set out in such certificate, without it being necessary for the Bank to produce any books or vouchers to verify the same, in the absence of manifest error.

19.	Power of Attorney

19.1
The Client hereby irrevocably appoints the Bank and every Authorised Officer thereof as its attorney both during the currency of and after the termination of this Agreement to execute all documents and do all things required in the Client's name and on its behalf in order to give effect to the provisions of this Agreement including (but without limiting the generality of the foregoing): -

(a)	the endorsement of any negotiable instrument;

(b)	the execution of a legal assignment or legal assignments of all or any Debts which may from time to time be sold to the Bank in pursuance of this Agreement;

(c)	the collection of the proceeds of any Purchased Debt (including taking enforcement action for the collection of any Purchased Debt); and

(d)	the granting of any compromise in respect of any Purchased Debt, or the giving of a discharge for any Purchased Debt;

The Bank is hereby empowered to appoint and remove at its discretion any substitute or agent in respect of all or any of the matters referred to in this Clause. For the purposes of this Clause, “Authorised Officer” includes every officer of the Bank the title for whose position is or includes the word “Manager” or “Accountant”.

19.2	Termination of this Agreement shall not revoke or in any way affect the appointment under this Agreement of the Bank as the Client’s attorney.

20.	Termination

20.1	Subject to this Agreement, either party may give 90 days written notice of its intention to terminate this Agreement.

20.2	Notwithstanding any other provision of this Agreement, the Client’s right to request Prepayments shall cease upon termination of this Agreement.

20.3	Upon the termination of this Agreement for any reason then: -

(a)	if Funds in Use has a debit balance, then such debit balance will immediately become a debt due and payable to the Bank; and

(b)
the Bank is not obliged to allow as a set-off against the amount of Funds in Use payable by the Client, any amount of Purchase Price of outstanding Debts (whether it consists of Retention or otherwise) unless and to the extent that the Bank receives payment of the Debt on its maturity.

20.4
The Client shall only be entitled to any credit balance of Funds in Use, upon all of its liabilities to the Bank (including accrued discount and contingent liabilities) being calculated and discharged following termination.

20.5
Any debit balance of Funds in Use owing to the Bank, is immediately due and payable to the Bank, notwithstanding that the Bank may be holding outstanding Debts or may be holding as Retention an amount against contingent liabilities of the Client.

20.6	Discount shall continue to accrue pursuant to the terms of this Agreement on any balance of Funds in Use owing to the Bank following the termination of this Agreement.

21.	Commissions

21.1	The Client acknowledges that the Bank may pay commissions or fees to persons from whom the Bank receives referrals of persons seeking finance or factoring facilities.

21.2	The Client further acknowledges that any person who has referred the Client to the Bank or has acted as a broker in relation to this Agreement has done so as the agent of the Client.

22.	Notices

22.1
Notice to be served under this Agreement may be delivered or sent personally, or by prepaid post, or by facsimile or by prearranged electronic means, to the party to be served as set out in the Schedule.

A notice is deemed to be given:

(a)	if the notice is delivered personally, on the date the notice is received by a person at the addressee’s address for notices;

(b)	if the notice is sent by pre-paid post, on the date the notice would have been received in the ordinary course of post;

(c)	if the notice is sent by facsimile transmission which produces a transmission report, at the time shown in a transmission report which indicates that the whole transmission was sent; and

(d)	if the notice is sent by prearranged electronic means, at the time the electronic notice enters the designated information system.

22.2	Either party may at any time, upon written notice to the other, amend its address for service.

23.	Variation

In addition to any rights of the Bank to vary certain provisions as set out in this Agreement, the parties may by agreement in writing modify any of the terms and conditions contained herein.

24.          Liability Joint and Several

Where two or more Clients are parties to this Agreement, then this Agreement and all covenants and undertakings contained herein shall bind all of them jointly and each of them severally.

25.          Applicable Law

This Agreement is to be governed by the Law of the State of New South Wales, and the parties submit to the exclusive jurisdiction of the courts of New South Wales for all matters arising out of this Agreement.

SCHEDULE

1.	Client’s Name and ACN: -	Hudson Global Resources (Aust) Pty
Limited
ACN 002 888 762

2.	Client’s address: -	Level 19, 45 Clarence Street
SYDNEY NSW 2000

3.	Details for payment directions: -

	(a) Address: -	Level 19, 45 Clarence Street
SYDNEY NSW 2000

	(b) Account number (including BSB)	062-000 10615531

4.	Debtor Categories and Service Fees: -

	Category A Debtors	0.90% of the facility limit per annum
charged monthly in advance

5.	Amount of Special User Retention: -	Nil

6.	Retention percentages for: -

	A. Approved Debts	25%

	B. Unapproved Debts	100%

	C. Disputed Debts	100%

	D. Ineligible Debts	100%

	E. Debtor Concentration Retention	100%

7.	Margin: -	1.60%

8.	Account details for Prepayments: -
062000
(a) BSB number-

	(b) Account number-	10615531

9.	Reserved Matters: -
Client Bank
	(a) production of Debtor Statements:	√
Client Bank
	(b) forwarding Debtor Statements:	√
Client Bank
	(c) collection of Debts:	√
Client Bank
	(d) forwarding collection correspondence to	√
Debtors:

10.	Cut-Off Date: -
(if not last day of month)

11.	Matters to be included in Account Report: -	Client Statement

12.	Notices to be served as follows: -

	(a) to the Bank at-	Level 8,
101 George Street
PARRAMATTA NSW 2150

	For the attention of-	Portfolio Manager

	(b) to the Client at-	Level 19, 45 Clarence Street
SYDNEY NSW 2000

	For the attention of-	Mark Adam Leigh

Signed for and behalf of COMMONWEALTH
BANK OF AUSTRALIA by its authorised
representative in the presence of:

/s/ George Bougesis Witness	/s/ Sandy Fitzgerald Authorised representative

George Bougesis Print name	Sandy Fitzgerald Print name

EXECUTED by	)
Hudson Global Resources (Aust) Pty Limited	)
ACN 002 888 762)		/s/ Mark Leigh
	)	Director
)
being signed by those persons who are	)	Full Name Mark Leigh
authorised under its constitution to sign	)	Address Level 19
for the company	)	45 Clarence Street
	)	Sydney
)
	)	/s/ Mark Steyn
	)	Director
8/3/2010)
Date	)	Full Name Mark Steyn
	)	Address Level 19
45 Clarence Street
Sydney